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                                                                    Exhibit 21.1

                                 Zix Corporation
                                 Subsidiary List

Anacom Communications, Inc., a Delaware corporation (inactive)

Anacom Communications, Inc., a Texas corporation (inactive)

MyDocOnline, Inc., a Delaware corporation

Petabyte Corporation, a Delaware corporation (inactive)

PocketScript, Inc., an Ohio corporation

Zix SCM, Inc., a Delaware corporation

ZixCorp Canada, Inc., a Canadian corporation

ZixIt.com, Inc., a Delaware corporation

ZixIt Management Services Corporation, a Delaware corporation (payroll entity)

ZixMail.com, Inc., a Delaware corporation

ZixMail Technology Company, a Delaware corporation